Exhibit 10.9

The Office Group – Licence Agreement

Agreement ID:	24674	Date:	31/10/2019
Compass Pathways Limited
Business Centre Address (Centre)	Business Centre Bank Details
19 Eastbourne Terrace 19 Eastbourne Terrace London, London W2 6LG

Company	Compass Pathways Limited	Name	George J. Goldsmith
Address	20 Old Bailey,	Title	-
City / County	London	Tel	-
Post code	EC4M 7AN	Fax
Country	United Kingdom	Email
Company Reg. No:	10229259	Mobile
Invoicing Address
Company	Compass Pathways Limited	Name	George J. Goldsmith
Address	20 Old Bailey,	Tel	-
City / County	London	Fax
Post code	EC4M 7AN	Email
Licence Fee Details
Office No	Actual Workstations	Details/Description	Net Total
2.01	2	£1,592.00
2.02	2	£1,592.00
2.03/2.04	10	£8,471.00
2.05	5	£4,235.00
2.06	6	£4,596.00

Direct Debit Mandate Form attached.	For invoicing:	Monthly licence fee - incl cont. sheet if appl.	£65,000.00
Minimum Notice Period:	Total monthly contract service fee	£0.00
3 (M), 0 (W), 0 (D)	Subtotal	£65,000.00
Start date	01/01/2020	VAT @ 20.00%	£13,000.00
Initial Term Expiry Date	31/12/2021	Total Monthly Fee (£78,000.00 calendar month	£78,000.00

Minimum Term*	Months:	24	Licence Fee	£65,000.00
Days:	0	Contract Service Fee	£0.00
*Minimum term is subject to written notice from either party. Minimum notice period as specified above. Minimum term is subject to any earlier break referred to below. Additional Provisions	Contract Service Setup Fee	£0.00
Deposit	£130,000.00
Less Deposit Already Held	£0.00
Total Additional Deposit Due	£130,000.00
Subtotal	£195,000.00
VAT	£13,000.00
Total First Payment	£208,000.00

For and on behalf of us:	For and on behalf of you The Licensee:
Name: Tilly Smith	Name: George J Goldsmith
Title: New builds sales manager	Title: CEO and Co-Founder
Date: 1st November 2019	Date: 1 November 2019
Signature: /s/ Tilly Smith	Signature: /s/ George J Goldsmith
This Agreement is made between the Licensor and the Licensee specified above and the Licensee confirms that they have read and understood the Terms and Conditions overleaf and agrees to be bound by them and the Licensor agrees to provide the services and facilities as mentioned overleaf. The Office Group is the trading name of The Station Office Network LLP. Registered in England No: OC370469. Registered Office: 179-185 Great Portland Street, London, W1W 5PL.

The Office Group – Licence Agreement

Agreement ID:	24674	Date:	31/10/2019
Agreement Details – Continuation Sheet
Business Centre Address (Centre)		Business Centre Bank Details
19 Eastbourne Terrace 19 Eastbourne Terrace London, London W2 6LG

Company	Compass Pathways Limited	Name	George J. Goldsmith
Address	20 Old Bailey,	Title	-
City / County	London	Tel	-
Post code	EC4M 7AN	Fax
Country	United Kingdom	Email
Company Reg. No:	10229259	Mobile

Office No	Actual Workstations	Details/Description	Net Total
2.07	65		£44,514.00

Making Space Work

The Office Group – Licence Agreement

Agreement ID:		24674	Date:	31/10/2019
Payment Summary Analysis
Payment Summary Analysis			Contract Service Fee (exc VAT)
	Licence Fee (exc VAT)		Contract Service	Quantity	Monthly Fee
Jan-2020	£65,000.00		Inclusive Dedicated Mbps	90.00	£0.00
Feb-2020	£65,000.00		Inclusive Handset	1.00	£0.00
Mar-2020	£65,000.00
Apr-2020	£65,000.00
May-2020	£65,000.00
Jun-2020	£65,000.00
Jul-2020	£65,000.00
Aug-2020	£65,000.00
Sep-2020	£65,000.00
Oct-2020	£65,000.00
Nov-2020	£65,000.00
Dec-2020	£65,000.00
Jan-2021	£65,000.00
Feb-2021	£65,000.00
Mar-2021	£65,000.00
Apr-2021	£65,000.00
May-2021	£65,000.00
Jun-2021	£65,000.00
Jul-2021	£65,000.00
Aug-2021	£65,000.00
Sep-2021	£65,000.00
Oct-2021	£65,000.00
Nov-2021	£65,000.00
Dec-2021	£65,000.00

Terms and Conditions
These are the terms and conditions which shall apply to our supply of services to you.
1.Definitions
1.1In these Terms and Conditions, the following words and phrases shall have the following meanings:-
“Additional Charges” means any amounts (together with any VAT thereon) payable by you to us in respect of (i) Meeting Room bookings (ii) your use of photocopying and car parking facilities (where the same is not provided by way of separate licence) where available (iii) postage charges (iv) catering services (v) IT & Telephony Services and (vi) any other services provided to you in any TOG Building in accordance with this Agreement and the TOG House Rules;
“Agreement” means the first page of this agreement together with these Terms and Conditions;
“Ancillary Services” means the making available by us to you of IT & Telephony Services, Lounge Areas and Meeting Rooms, subject to these Terms and Conditions and the TOG House Rules;
“Bookings” means bookings of meeting rooms in any TOG Building;
“Business Day” means a day (other than a Saturday, Sunday or a public holiday);
“Commencement Date” means the start date on which the Licence begins as stated on page 1 of this Agreement;
“Common Areas” means, in any TOG Building, the Co-working Areas, Lounge Areas, Meeting Rooms, reception areas, kitchens, cafes and restaurants, gyms, gardens or roof terraces, toilets, corridors, staircases, landings and any other communal areas or facilities;
“Communications Room” means the communal communications room in which we may have agreed to house certain of your Equipment;
“Co-working Areas” means space at any of our TOG Buildings designated by us as a co-working area from time to time;
“Deposit” means the deposit specified on page 1 of this Agreement and any additional deposit required under this Agreement which will be held by us in accordance with clause 4;
“Equipment” means any computer, desktops, relish box, mobile internet device or other equipment, including telephone equipment such as handsets or headsets, owned, used or provided by you;
“Earliest End Date” means the earliest end date stated on page 1 of this Agreement, being the final day of the Minimum Term;
“Force Majeure” means circumstances beyond our reasonable control, including, but not limited to, acts of God, fire, lightning, flood or extremely severe weather, terrorism, explosion, war, disorder, industrial disputes (whether or not involving our employees) network failures, any computer virus, hacking or malfunction, acts of local or central government or other authorities, breakdown of any equipment, or default of any suppliers, subcontractors, utility service or transport network;
“Home TOG Building” means the TOG Building identified on page 1 of this Agreement;
“Infrastructure Fee” means any increased Licence Fee payable in connection with those matters set out in clause 7 if you do not receive the IT Services and/or the Telephony Services from us (together with any VAT thereon);
“Inventory” means the inventory detailing our fixtures, fittings, equipment and effects in the Office Space at the Commencement Date, their general condition and the general condition of the Office Space as a whole, as agreed and signed by us and you on or before the Commencement Date;
“Insolvent” means the entry by you into any insolvency process, including, but not limited to, bankruptcy, winding up, Company Voluntary Arrangement, Administration or Liquidation.
“IT Services” means the IT services to be provided to you as described in the box entitled ‘IT Service Details’ on page 1 of this Agreement and in accordance with the provisions set out in Schedule 1 of this Agreement;
“IT & Telephony Services” means the IT Services and the Telephony Services;
“Licence” means the licence to occupy the Office Space granted to you pursuant to clause 2.1;

“Licence Fee” means the monthly licence fee (together with any VAT thereon) payable by you to us for the Services, as specified on page 1 of this Agreement;
“Licence Period” means the period from the Commencement Date until the Termination Date;
“Lounge Areas” means space at any of our TOG Buildings designated by us as a lounge from time to time;
“Meeting Rooms” means meeting rooms situated in our TOG Buildings;
“Minimum Term” means the minimum term of the Licence as specified on the first page of this Agreement;
“Office Space” means that part of your Home TOG Building identified on page 1 of this Agreement or any alternative office space referred to in clause 2.5.6;
“Renewal Agreement” means an agreement to renew this Agreement for a new Licence Period that may be required pursuant to this Agreement;
“Services” means the services to be supplied by us to you pursuant this Agreement;
“Telephony Services” means the telephony services to be provided to you as described in the box entitled ‘Telephony Service Details’ on page 1 of this Agreement and in accordance with the provisions set out in Schedule 1 of this Agreement;
“Termination Date” means the date on which the Licence is terminated in accordance with clause 8;
“Terms and Conditions” means these terms and conditions including those in the schedule together with, where applicable, the TOG House Rules;
“The Office Group Network” has the same meaning as defined in Schedule 1 of this Agreement;
“TOG Building” means any building or property which provides flexible working space owned or managed by us, by any other company in our group or by any associated company;
“TOG House Rules” means our detailed rules and regulations for the use of TOG Buildings and the Services as may be updated from time to time and notified to you in accordance with clause 15.1; and
“TOG Members” means members of TOG from time to time including users of Office Space, Co-working Areas, Lounge Areas and Meeting Rooms.
1.2In this Agreement:
1.2.1.references to “the Licensor”, “we”, “our” and “us” shall be deemed to include references to us as agents for any owners or managers of the TOG Buildings providing the Services including any company in our group or any associated company;
1.2.2.references to “you” or “your” shall be deemed to include, where the context requires, your employees and any permitted guests;
1.2.3.the headings are for convenience only and shall not affect its interpretation;
1.2.4.references to the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa;
1.2.5.references to clause numbers, paragraphs and schedules shall be to those of this Agreement unless the contrary is stated;
1.2.6.references to ‘include’ or ‘including’ in this Agreement shall be treated as being by way of example and shall not limit the general applicability of any preceding words;
1.2.7.references to persons includes any individual, firm or company or group of persons or unincorporated body; and
1.2.8.references to “writing” shall include, without limitation, email.
2.Licence to Occupy
2.1.We grant you a licence to occupy the Office Space together with the right to access and use the Common Areas in accordance with these Terms and Conditions and the TOG House Rules.
2.2.We shall permit you to use:
2.2.1.the Office Space only as offices in accordance with these Terms and Conditions and the TOG House Rules;
2.2.2.the Lounge Areas and the Meeting Rooms in accordance with these Terms and Conditions and the TOG House Rules; and
2.2.3.all other Common Areas only to the extent required in order for you to use the Office Space, Lounge Areas and Meeting Rooms in accordance with these Terms and Conditions.

2.3.We shall use our reasonable endeavours to :-
2.3.1.keep the Common Areas clean, tidy, in reasonable order and well lit;
2.3.2.to supply proper supplies of hot and cold water and heating;
2.3.3.to keep the service media, the lifts and other infrastructure at the TOG Building in reasonable working order.
2.4.You are not entitled to use the Co-working Areas unless otherwise agreed in writing by us.
2.5.You acknowledge that:
2.5.1.this licence is personal to you and cannot be assigned to any other person;
2.5.2.you are only permitted to occupy the Office Space and any other Common Areas you are permitted to use as a licensee and that no relationship of landlord and tenant is created between you and us by this Agreement;
2.5.3.no interest in land or tenancy is created by the grant of this licence;
2.5.4.we retain control, possession and management of the TOG Building and Office Space and you have no right to exclude us from the Office Space at any time whatsoever;
2.5.5.we will regularly enter the Office Space without notice for the purpose of cleaning, waste disposal, maintenance and other building-related matters;
2.5.6.without prejudice to our rights under this Agreement, we may require you to transfer to alternative Office Space:
(a)elsewhere within your Home TOG Building provided that, where reasonably practicable, we will give reasonable prior notice to you and alternative office space is vacant and available in that building; or
(b)in another TOG Building provided that, where reasonably practicable, we will give you at least four weeks’ prior notice;
In either of the circumstances referred to above we will use reasonable endeavours to ensure that the alternative office space is of a reasonably equivalent size and quality to the Office Space:
2.6.We shall be entitled to withhold the Services (including denying you access to any TOG Building and/or the Office Space) if you are in breach of any material terms of this Agreement.
3.Fees, Charges and VAT
3.1.In consideration of our granting the Licence to you, you agree to pay the Licence Fees to us.
3.2.The first payment of the Licence Fees shall be the amount specified on page 1 of this Agreement. This amount shall be payable by you to us on or before the Commencement Date.
3.3.The Licence Fees and any Additional Charges shall be payable by direct debit unless we agree otherwise.
3.4.The Licence Fees (other than the first payment referred to in clause 3.2 above) shall be payable by you in advance on or before the first Business Day of each month. The Licence Fees are not refundable.
3.5.We shall (acting reasonably) notify you of any Additional Charges incurred by you on or around the first Business Day of the month following the month in which the Additional Charges were incurred and you shall pay any such Additional Charges in arrears on or before the 15th day of each month.
3.6.You will pay us interest at the rate of 4% per annum over the base rate of Barclays Bank plc on all sums payable under this Agreement which remain unpaid for 7 days from the due date, such interest being calculated from the due date for payment to the date of payment both after as well as before any judgment.
3.7.If any payment (including the Licence Fees and Additional Charges) is not received within 7 days from the due date for payment of our invoice we will be entitled to suspend your access to our TOG Buildings and to withhold all Services with immediate effect. Following any reinstatement of access a reinstatement fee may be payable.
3.8.Although you are liable for business rates and applicable taxes on the Office Space occupied by you in a TOG Building we are authorised and permitted by you to manage on you behalf such rate liability. The Licence Fee is inclusive of business rates, calculated after any reliefs or rebates for which your occupation may be entitled, and we will accordingly pay the business rates on your behalf. To ensure we pay no more than the correct liability associated with you occupation, if required by us you will provide information and sign relevant documents within 5 Business Days of such request.
3.9.All amounts referred to in this agreement are subject to VAT where applicable.
3.10.All payments to be made by you under this Agreement shall be made free and clear of and without any deduction or set-off.
4.Deposit
4.1.You shall be required to make payment of the Deposit (being 2 months’ Licence Fees) immediately upon signing this Agreement as security for your obligations under these Terms and Conditions.
4.2.If you do not set up a direct debit for the payment of the Licence Fees and Additional Charges at the time of entering into this Agreement, or you cancel any such direct debit you have set up you shall pay us an additional amount by way of deposit, equal to a further month of the Licence Fee (being an aggregate amount of 3 months’ Licence Fees) and the Deposit as listed on page 1 of this Agreement will be considered amended accordingly.
4.3.We shall be entitled to deduct from the Deposit any loss or damage we incur as a result o’ your failure to perform or observe your obligations under these Terms and Conditions. If you become Insolvent, this right will remain unaffected and we shall be entitled to drawdown from the deposit any pre-existing losses and such losses as may arise as a result of you becoming Insolvent and this action will not constitute any breach of our statutory obligations nor require the consent of any Administrator, Liquidator or insolvency practitioner.
4.4.If any deductions are made by us from the Deposit, you shall replace any such sum deducted within 10 Business Days of being notified by us of such deduction.
4.5.We shall return the Deposit to you within 30 Business Days of the Termination Date subject to the deduction of any monies due to us in respect of any loss or damage you have caused us or monies we reasonably believe are owed.
4.6.If any sums are due to us under this Agreement at the date of repayment in clause 4.5 but are unquantified at that date:
4.6.1.we may deduct under clause 4.5 an amount equal to our reasonable estimate, to be made in good faith, of the sums due; and
4.6.2.when those sums have been quantified:
4.6.2.1.if the quantified sums are less than the amount deducted, we will pay the balance to you within 30 Business Days of those sums having been quantified; and
4.6.2.2.if the quantified sums are more than the amount deducted, you must pay the difference to us within 10 Business Days of demand.
4.7.The payment of the Deposit shall not affect our right to demand payment at any time of any amounts due under this Agreement.
4.8.You will have no right to offset the Deposit held by us against outstanding amounts due from you.
4.9.We reserve the right at any time to require an increase in the Deposit held by us if we believe circumstances reasonably require such an increase.
5.Your obligations
5.1.You will use the TOG Buildings and the Services subject at all times to these Terms and Conditions, the TOG House Rules and any other specific rules we may require you to observe from time to time, and to all rights, regulations, restrictions and covenants affecting your Home TOG Building and any other TOG Building that you enter pursuant to this Agreement.
5.2.You agree:-
5.2.1.to pay the Licence Fee and the Additional Charges at the times and in the manner set out a Clause 3 and elsewhere in this Agreement;
5.2.2.not to make any alteration or addition whatsoever to the Office Space other than with our prior written consent (to be granted at our absolute discretion) and by contractors approved by us;
5.2.3.not to apply for any planning permission in respect of the Office Space or any Common Area;
5.2.4.not do anything that will or might constitute a breach of any necessary consents affecting any TOG Building or which will or might invalidate in whole or in part any insurance effected by us in respect of any TOG Building from time to time;
5.2.5.to comply with any requirements of our insurers of the TOG Building from time to time which have been notified to you;

5.2.6.to comply with all laws and regulations, including in respect of health and safety, relating to the Office Space;
5.2.7.to comply with any recommendations of the relevant suppliers relating to the supply of electricity, gas, water, sewage, telecommunications and data and other services and utilities to o from the Office Space;
5.2.8.not to block any fire exit, corridor or other route of entry or access either in the Office Space or the Common Areas;
5.2.9.not to damage any TOG Building or Common Areas;
5.2.10.not to do anything in or around the Office Space or any Common Areas which may be or become illegal, be disreputable or cause a nuisance, annoyance, disturbance, inconvenience, injury or damage to us or the other occupiers of the TOG Buildings or adjacent or neighbouring premises;
5.2.11.not to take, copy or use any information or intellectual property belonging to other TOG Members or their guests, agents or invitees. This includes, without limitation, personal names, likenesses, business names, trademarks, logos or any other intellectual property whatsoever;
5.2.12.not to employ or offer to employ, in any capacity, directly or indirectly, any of our employees during the Licence Period and for six months after the Termination Date Provided that if this clause is breached, you agree to pay us the full annual salary of the employee in question; and
5.2.13.not to do anything or carry on any business or activity that may damage the goodwill or reputation of any TOG Building or the TOG business.
6.Our rights We have the right to:
6.1.re-develop, refurbish, redecorate and/or otherwise alter or make additions to any part of the TOG Buildings (including the Office Space and the Common Areas) from time to time without requiring your consent;
6.2.enter the Office Space at any time for any purpose (including repair and maintenance and inspection and testing of the Office Space or the Equipment) notwithstanding any effect on you or your business;
6.3.disconnect any Equipment and/or withhold Services if, in our opinion, we believe that your Equipment, hardware or software, or use thereof, is damaging or potentially damaging to The Office Group Network, or the
Services being provided by us are being used by you for an unauthorised immoral or illegal purpose or in an inappropriate or excessive manner; and
6.4.assign, transfer, subcontract or deal in any other way with any of our rights under this Agreement and our proprietary rights to the TOG Building and may novate any of our obligations under the agreement to any third party or agent without your consent.
7.IT & Telephony Services
7.1.We both agree to comply with the provisions of Schedule 1 in respect of the IT & Telephony Services.
7.2.From time to time we may at our discretion permit you, or your suppliers or agents access to the Communications Room in your Home TOG Building in order to install, maintain or repair any Equipment belonging to you in the Communications Room, provided that:-
(a)we receive written notice that access will be required to the Communications Room at least one Business Day in advance of access being required save in the case of emergency where we may at our discretion allow more immediate access;
(b)a member of our staff shall be present at all times that you or your supplier or agents is in the Communications Room including in the event of emergency access where a call-out fee for such attendance shall be payable as an Additional Charge in accordance with clause 3.5;
(c)if you require any of our IT technicians to attend a TOG Building in order to gain access to the Communications Room or you require assistance from one of our IT technicians or another member of the TOG team for any other reason related to your own IT and/or telephony system or Equipment (including but not limited to wayleave arrangements and site surveys) for more than 30 minutes access fees as specified in the TOG House Rules shall be payable by you for every hour or part of an hour that you require our IT technician to be in attendance or to have access to the Communications Room which shall be payable as an Additional Charge in accordance with clause 3.5;
(d)you indemnify us against all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability in any way arising from entry into the Communications Room pursuant to this clause 7.2.

7.2.1.Any of your Equipment housed or stored in the Communications Room shall be kept at your risk but we will take reasonable care of such Equipment;
7.2.2.The use of any Equipment in a TOG Building by you shall be subject to our prior written approval which we will not unreasonably withhold if we are satisfied that the Equipment will not negatively affect building performance or systems, will not impact upon other TOG Members, will comply with our requirements as to safety and will not breach any of the warranties contained in clause 7.2.4;
7.2.3.In respect of the Equipment:-
(a)you shall permit us at all reasonable times to inspect the Equipment to satisfy that it is compliant with our IT and telephony policies from time to time;
(b)you shall remove the Equipment as soon as reasonably practicable following written notice from us if the presence of the Equipment might cause the TOG Building to be in contravention of any regulations or statute, or for any other reason, in our absolute discretion (acting reasonably);
(c)we have the right to suspend or terminate the power which is to be provided to the Equipment in the Communications Room if your Equipment is deemed by us to represent a safety or other hazard or if you are using excessive power in respect of such Equipment that is negatively affecting power available to other TOG Members in the building; and
(d)you shall not plug into or use The Office Group Network for any such Equipment without our prior written approval; and
7.2.4.You warrant that your Equipment (a) will comply with all applicable laws, regulations and standards; (b) will be safe to the extent required by law or required by us; (c) will comply in all material respects with all applicable conditions and standards of any relevant telecommunications company or provider (including but not limited to BT); (d) will be suitable in all material respects for the connection to the appropriate telecommunications network; and (e) will have installed adequate anti-virus software
8.Termination
8.1.This Agreement (subject as provided below) shall continue for the Minimum Term and thereafter unless and until terminated on the Earliest End Date or at the end of any calendar month thereafter by not less than three months’ written notice given by either you or us.
8.2.Before the Earliest End Date, we may send to you a Renewal Agreement setting out any proposed revisions to this Agreement (including any increase in the Licence Fees and the amount of the Deposit) and invite you to enter into it on the Earliest End Date.
8.3.If this Agreement is not terminated on the Earliest End Date and a Renewal Agreement is not entered into the Licence Fee shall increase by 10% from the first day after the Earliest End Date and shall continue to be payable until the earlier of (i) the first anniversary of the Earliest End Date (ii) such time as this Agreement is terminated in accordance with this clause 8 or (iii) a Renewal Agreement is entered into.
8.4.If this Agreement continues after the Earliest End Date and no Renewal Agreement is entered into by the first anniversary of the Earliest End Date or by any subsequent anniversary the Licence Fee shall increase by a further 10% for the next 12 month period (during which, your occupation will continue on the terms set out herein, subject to any future amendments) and each 12 month period thereafter until a Renewal Agreement is entered into
8.5.We may immediately terminate this Agreement (and your consequent right to use the Office Space and the Ancillary Services) at any time by notice in writing to you if:
8.5.1.The Office Space and/or the TOG Building are no longer available due to circumstances beyond our control; or
8.5.2.you are in breach or we suspect that you may be in breach of your obligations specified in clause 5; or
8.5.3.you fail to pay an invoice within 14 days of the due date for payment stated on such invoice; or
8.5.4.you are in material breach of any of your other obligations under this Agreement; or
8.5.5.you become insolvent, including but not limited to, if you are unable to pay your debts as they fall due, you suspend or threaten to suspend payment of your debts, if a trustee, administrator or other receiver is appointed or takes any steps with a view to taking possession of all or any part of your assets, you convene or propose to convene a meeting of your creditors or any other steps are taken concerning your insolvency or bankruptcy.
8.6.On termination of this Agreement for any reason:
8.6.1.Other than in the case of termination pursuant to clause 8.5.1, we shall be entitled to charge you for any Licence Fees that would have been payable by you until the earliest date on which this Agreement could have been terminated by you;
8.6.2.you shall immediately pay to us any outstanding invoices and interest and, in respect of accrued fees for Services supplied but for which no invoice has been submitted, we shall submit an invoice, which shall be payable by you immediately on receipt;
8.6.3.you shall immediately leave the Office Space, ensuring that it is left in the same condition as it was in on the Commencement Date and (where applicable) in accordance with the Inventory and any failure to leave the Office Space in such condition may result in (i) deductions from your Deposit and/or (ii) a charge (to be paid upon demand) for all costs of removing goods or putting the Office Space into an appropriate condition;
8.6.4.you shall cease to be entitled to access and use any Common Areas (unless we otherwise agree to permit you to do so);
8.6.5.you shall comply with the provisions relating to termination contained in the TOG House Rules;
8.6.6.the accrued rights, remedies, obligations and liabilities of you or us at expiry or termination shall be unaffected, including the right to claim damages in respect of any prior breach of this Agreement; and
8.6.7.provisions in these Terms and Conditions which expressly or by implication are intended to survive termination shall continue in full force and effect.
8.7.Prior to the termination or expiration of this Agreement, you must remove all your property from the Office Space and TOG Building. After providing you with reasonable notice, we will be entitled to dispose of any property or Equipment left by you and you waive any claims or demands regarding such property or our handling of it. You will be responsible for the costs of removal o’ such items, whether done in accordance with Clause 8.6.3 above or otherwise and we will be entitled to deduct such sums from the Deposit.
9.Damages
9.1.You are responsible for the Office Space and its state and condition for the duration of the Licence Period. Any damage to the Office Space or its contents or the equipment as listed in the Inventory or to the Common Areas incurred as a result of your action or omission (or those of your employees or visitors) will result in a charge to you based on the cost of the repair/replacement and/or any subsequent loss of business or trade or other commercial activity suffered by us.
9.2.You agree to indemnify us against all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability in any way arising from this Agreement, any breach of your obligations and/or the exercise of any rights given in this Agreement.
10.Limitation of liability
10.1.Nothing in these Terms and Conditions shall limit or exclude our or your liability for:
10.1.1.death or personal injury caused by negligence, or the negligence of any of our o your employees, agents or subcontractors; or
10.1.2.fraud or fraudulent misrepresentation.
10.2.Subject to clause 10.1, we shall not be liable to you under or in connection with this Agreement (whether for breach of contract, negligence, breach of statutory duty, misrepresentation or for any other reason) for loss of profits, loss or damage to goodwill and/or any indirect or consequential loss.
10.3.You acknowledge that we are not liable for the actions of any TOG Member and if a dispute arises between TOG Members we have no responsibility or obligation to participate in the dispute or indemnify any party to it.
10.4.We shall not be liable for any inconvenience, damages or loss whatsoever arising from any failure or interruption of any Service or for interruption of your use of any TOG Building other than as referred to in clause 10.1.
10.5.This clause 10 shall survive termination of this Agreement.
11.Force Majeure
11.1.We shall not be liable for any breach of this Agreement, any failure in performing our obligations under this Agreement or any losses resulting therefrom caused by Force Majeure.
11.2.We will be entitled in our sole discretion to interrupt or withdraw or cease to provide the Services and/ or Ancillary Services at any time in order to carry out or procure the carrying out o maintenance and/or support services or for any other such causes beyond our reasonable control.
12.Insurance
12.1.We, or where applicable our landlord or superior landlord, shall insure TOG Buildings against loss or damage by all risks we consider prudent to insure against,

provided that such insurance is available in the market on reasonable terms acceptable to us. Such insurance will not cover your business or contents kept at any of our TOG Buildings.
12.2.You shall at all times carry insurance for (i) your business and business interruption (ii) all your contents kept at any of our TOG Buildings and (iii) public liability, all to appropriate levels given the risks involved. If at any time and for any reason you do not hold any such insurance and you suffer losses that would otherwise have been covered, you shall have no right to make any claim against us or on any insurance policy held by us.
12.3.We may at any time request a copy of a valid certificate of your business and contents insurance policy and your public liability policy.
13.Confidentiality
The terms of this Agreement are confidential and neither party shall disclose them to any third party without the other’s prior written consent save to professional advisers, purchasers, lenders or unless required to do so by law or an official authority.
14.Data Protection
14.1.You agree that the we may process, disclose or transfer any personal data which we hold on or in relation to you, provided that we take such reasonable steps to ensure that it is used only to fulfil our obligations under this agreement, for fraud prevention, to process your payments for our Services or to make available information which we reasonably consider may be of interest to you.
14.2.We will both ensure that all personal data provided or disclosed by the other party (i) is kept confidential and reasonably secure; and (ii) is not disclosed to any unauthorised third parties. The party to whom such personal data is provided or disclosed will comply with all reasonable instructions from the providing or disclosing party relating to the security and confidentiality of the personal data.
14.3.A party to whom personal data is provided or disclosed by the other party (i) will only process that personal data in accordance with the instructions of that other party; and (ii) will not do anything with any of the personal data (including processing it) other than in accordance with instructions given by the other party.
14.4.Each of us (i) will obtain and maintain all appropriate registration and consents under the General Data Protection Regulation (“GDPR”) or any such other applicable legislation as may be in force from time to time in order to allow that party to perform its obligations under this Agreement; (ii) will process personal data in accordance with the GDPR; (iii) will use its reasonable endeavours to make sure that no act or omission by it, its employees, contractors or agents results in the breach of the obligations of either party under the GDPR; and (iv) you shall ensure that such personal data shall have been obtained and supplied to us in compliance with the GDPR, all codes of practice issued thereunder and all data, protection legislation, including you obtaining any necessary consents to the processing of such data as contemplated by this Agreement, and that all your instructions to us to process such data shall comply with the GDPR and data protection legislation.
14.5.Nothing in this clause 14 will operate to prevent or restrict any disclosure by either party which is required pursuant to an order of a court of competent jurisdiction or pursuant to a proper demand made by any competent authority or body where the party concerned is under a legal or regulatory obligation to make such a disclosure.
15.General
15.1.We reserve the right to make changes to the TOG House Rules from time to time if we consider them appropriate and such amended terms will continue to apply to you throughout the term of the Agreement. If any such amendments are made, we will provide you with a copy of the amended TOG House Rules, either by placing the same on our website or sending them to you by post, email or by leaving them at the relevant Office Space for your attention.
15.2.If any provision of these Terms and Conditions is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any modification to or deletion of a provision shall not affect the validity and enforceability of the rest of the Agreement.
15.3.If either of us fail to enforce (or delays enforcing) the provisions of this Agreement then such failure or delay shall have no effect on the rights of that party. Waiver by either of us of any of its rights shall not operate as a waiver of any other rights in relation to any subsequent breach of this Agreement. No right, power or remedy available to either of us under this Agreement is exclusive of any other right, power or remedy available to that party and each such right, power or remedy shall be cumulative.
15.4.Variations to this Agreement shall not be effective unless they are in writing and signed by or on behalf of both of us.

15.5.No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.
15.6.Nothing in this Agreement is intended to or shall operate to create a partnership between us, or to authorise either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including without limitation the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).
15.7.This Agreement contains all the terms and conditions agreed between the parties. We both acknowledges that, in entering into this Agreement, neither of us have relied upon any statement, warranty or representation made by or on behalf of the other that has not been set out in this Agreement, whether in any service description document or otherwise.
15.8.Any notice or communication under or in connection with this Agreement shall be in writing and delivered personally, or by post (using registered mail) or electronic mail (but not facsimile) to the respective addresses, or electronic mail addresses on page 1 of this Agreement or such other address, or electronic mail addresses as we or you may notify to the other from time to time. Any such notice or communication shall not take effect until properly delivered.
16.Anti-Money Laundering and Anti-Bribery
16.1.You confirm that you are compliant with and will continue to comply with all applicable anti-money laundering and anti-bribery laws and regulations, including the UK Bribery Act 2010, up until the termination of this Agreement.
16.2.You will notify us if you, or any of your associated persons may have caused a potential or actual breach of any applicable anti-money laundering or anti-bribery laws including the UK Bribery Act 2010.
17.Modern Slavery
17.1.You and we shall each comply, and use all reasonable endeavours to ensure where applicable that any persons engaged by us shall comply, with all applicable laws, statutes, regulations and codes from time to time in force relevant to the Modern Slavery Act 2015.
17.2.You and we each represent and warrant to one another that neither us or our officers employees or other persons associated with us:
17.2.1.has been convicted of any offence involving slavery and human trafficking and
17.2.2.having made reasonable enquiries, has been or is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence of or in connection with slavery and human trafficking.
18.Governing Law and jurisdiction
This Agreement shall be interpreted in accordance with English law and any disputes (including non-contractual disputes or claims) shall be subject to the exclusive jurisdiction of the English courts.
IT & Telephony Services
1.Definitions and Interpretation
1.1.In this Schedule 1, and unless the context otherwise requires, the following words and expressions will have the following meanings: “Dedicated Leased Line Services” means Services which provide you with an agreed amount of dedicated non-contended bandwidth;
“IP Rights” means any and all intellectual property rights of any nature anywhere in the world whether registered, registerable or otherwise, including patents, trademarks, registered designs and domain names, applications for any of the foregoing, trade or business names, goodwill, copyright and rights in the nature of copyright, design rights, rights in databases, know-how and any other intellectual property rights which subsist in computer software, computer programs, websites, documents, information, techniques, business methods, drawings, logos, instruction manuals, lists and procedures;
“IT Environment” means the environment in which The Office Group may have agreed to house certain Licensee Equipment;
“Licensee Equipment” means any computer, desktops, relish box, mobile internet device or other equipment, including telephone equipment such as handsets or headsets, owned, used or provided by you;
“Network Connection” means the internet connection described in more detail in paragraph 4.3 of this Schedule;
“Network Services Supplier” means any third party supplier to us of certain services in the connection with the provision of the Services;
“Offices” means the serviced offices occupied by you under the terms of this Agreement (or any other offices to which the Services are provided in accordance with this Agreement);
“Provided Power” means the power which is to be provided to the Licensee Equipment in the IT Environment;
“IT Services” means the services to be supplied by us pursuant to this Schedule as described in the box entitled ‘Service Details’ on page 1 of this Agreement but, for the avoidance of doubt excluding any services not specifically referred to in this Schedule and/or supplied by persons other than us;
“Shared Internet Access” means access to bandwidth shared by you with other users;
“Shared Internet Access Services” means the Services which provide you with Shared Interne Access; and “The Office Group Network” means the (i) hardware including computers (desktop or laptop), telephone handsets, servers, communications equipment, printers, scanners, cabling, peripheral computer equipment and other physical equipment; (ii) infrastructure including the cables, sockets and data points, local and wide area network links and ports installed from time to time at the Offices and patch leads, communication leads and other similar peripheral computer equipment; and the software, including desktop operating systems and software, word processing systems and software, desktop faxing, mail client software and other IP Rights; all of which are owned by o licensed to us for the purposes of the provision of the Services;
2.IT Services
2.1.We will provide the IT Services to you in accordance with and subject to the terms and conditions of this Schedule.
2.2.Any target dates for performance of our obligations set out in this Schedule are estimates only and time will not be of the essence for the performance of our obligations.
3.Our obligations
3.1.If either of us wish to change the scope of the IT Services, we shall submit details of the requested change to the other in writing.
3.2.If either of us request a change to the scope or execution of the IT Services, we shall, within a reasonable time, provide a written estimate to you of the likely time required to implement such change, any variations to our charges under this Schedule and any other material changes to the terms of this Schedule.
3.3.If we request a change to the scope of the IT Services, you shall not unreasonably withhold or delay consent to it.
3.4.If you wish for us to proceed with a change to the scope of the IT Services, we have no obligation to do so unless and until we have both agreed in writing on the necessary variations to the charges and any other relevant section of this Schedule or the Agreement to take account of the change.
4.Your obligations
4.1.You shall provide all reasonable co-operation to us, without charge, to assist us in performing our obligations under this Schedule. Such co-operation shall include:
4.1.1.reasonable access to, and co-operation by, your employees;
4.1.2.promptly reporting any defect or error in any IT Services of which you become aware (and confirming the details in writing);
4.1.3.providing any information which we may reasonably request and ensure that such information is accurate in all material respects;
4.1.4.obtaining all necessary consents or licences which may be required from any third party (such as any third party licensor of any component of the your computer system) to enable us to provide the IT Services; and
4.1.5.where appropriate, making available appropriate facilities for the storage and safekeeping of equipment.
4.2.You will be responsible for making back-ups of all data and we shall have no liability for loss of any of your data.
4.3.You shall be responsible for the content of all your transmissions which may pass through the internet and/or the Network Connection. You agree that you will not use the Network Connection in any way that may damage the Network Connection or violate the law, infringe the rights of others, or interfere with the users, services, or equipment of us or the Network Services Supplier. In particular, you shall not distribute unsolicited advertising, chain letters, or commercial electronic mail (spam), propagate computer worms or viruses, attempt to gain unauthorized entry to other computers, data or networks, distribute or receive any pornography, obscene, or defamatory material over the internet or infringe any third party copyrights, trademarks, or other intellectual property rights.

4.4.You shall notify us immediately if you become aware of any improper use of the Network Connection and/or damage or the likelihood of damage to the Network Connection. We may charge any re-connection fee for the re-supply of IT and telecom services.
4.5.You shall comply with:-
4.5.1.all reasonable instructions given to you by us or the Network Services Supplier, in particular, but not limited to, instructions relating to the Network Connection; and
4.5.2.all applicable laws concerning the transmission of technical data and other regulated materials via the Network Connection.
4.6.You shall not connect your firewall to our Network without our written consent
4.7.Shared Internet Access Services may not be used by you:
4.7.1.at a greater number of workstations than the number specified in this Agreement;
4.7.2.for proxy use (which for these purposes means use as a device that allows a network used by a number of users to share a single IP address to directly access the internet);
4.7.3.for the connection of your firewall without our express written consent; or
4.7.4.for the connection of your equipment that will or may (as determined by us in our absolute discretion) disproportionately degrade the overall performance of the Shared Internet Access Service.
4.8.You shall only obtain the Licensee Equipment in connection with the IT Services from us or one of our authorised suppliers or otherwise subject to our approval before it is connected to The Office Group Network.
5.Payment
5.1.You will pay us the charges specified as IT & Telephony Charges on page 1 of this Agreement. Charges will be due on the dates (or on the happening of the events) specified on page 1 of this Agreement. The provisions of Clause 3 will apply to these charges.
5.2.We may make reasonable increases to the IT & Telephony Charges at any time by giving to you at least one month’s notice in writing.
5.3.You shall indemnify us against all legal and other fees and expenses incurred by us in relation to the collection of any overdue IT & Telephone Charges.
6.Assignment and sub-licensing
6.1.We may assign, transfer, mortgage, charge, subcontract or delegate in any matter any of our rights or obligations arising under this Schedule to any of our associated companies or to any third party.
6.2.You may not assign or transfer any of your rights arising under this Schedule.
6.3.You may not sub-license or otherwise part with possession of any rights granted to you under this Schedule.
7.IP Rights, Licences and Licensee Equipment
7.1.If the supply of any IT Services by us to you will involve the use by you of any computer software programmes or other IP Rights not owned by or licensed to you, we shall grant (or so far as we are able shall procure the grant of) a licence to you on such terms as we may reasonably require to use the programmes or other IP Rights of we have or those of the Network Services Supplier for the purposes for which the IT Services are supplied.
7.2.You shall comply with all terms or restrictions in relation to the licence to and use by it of computer software and other IP Rights we may notify to you from time to time.
7.3.You acknowledge that any images or material from any document or webpage produced by us including details, data, illustrations, designs, icons, photographs, video clips, text, graphics, scripts, logos are owned exclusively by us and/or our content providers. Any use other than that stated in the licence is strictly prohibited, including, without limitation, modification, removal, deletion, transmission, publication, distribution, uploading, posting, redistribution, re-licensing, selling, duplicating, republication or any other dissemination without our express written permission.
7.4.You shall not house or store Licensee Equipment outside the Office Space but within The Office Group Network without our prior written consent. If we agree to the housing or storage outside the Office Space, of any Licensee Equipment, such Licensee Equipment will be housed or stored at your risk but we will take reasonable care of such Licensee Equipment.
7.5.Unless the Licensee Equipment has been obtained by you from or supplied to you by us or an authorised supplier, we have the right to suspend or terminate the Provided Power if the Licensee Equipment is deemed by it to represent a safety or other hazard.
7.6.You shall not plug into The Office Group Network any telephone equipment such as handsets or headsets unless obtained by you from or supplied to you by us or an authorised supplier.
7.7.You warrant and undertake to us that any Licensee Equipment (a) will comply with all applicable laws, regulations and standards; (b) will be safe to the extent required by law or required by us; (c) will comply in all material respects with all applicable conditions and standards of any relevant telecommunications company or provider (including but not limited to BT); and (d) will be suitable in all material respects for the connection to the appropriate telecommunications network.
7.8.Our standard direct dial numbers are unable to be ported to any 3rd party provider. If you wish to have this flexibility, we must be informed at the outset and, if possible, this will be subject to a DDI range set up fee which will form an Additional Fee.
8.Our obligations
8.1.We will provide the IT Services with reasonable skill and care.
8.2.We will use reasonable endeavours to preserve the confidentiality of any of your data on The Office Group Network (such as voicemail messages).
8.3.Save as expressly set out in this Schedule, (a) no conditions, warranties or other terms, whether express or implied, shall apply to the IT Services, including warranties of satisfactory quality and fitness for any particular purpose and (b) We do not offer any warranty or guarantee regarding the continued and uninterrupted availability of the IT Services to you.
9.Exclusions and Limitations
9.1.Notwithstanding any other provision of this paragraph 9 or of this Agreement we shall remain liable (a) for death or personal injury which is caused by our negligence and (b) for our fraud or fraudulent misrepresentation.
9.2.Other than as set out in paragraph 9.1, neither we nor the Network Services Supplier shall be liable (whether for breach of contract, negligence, breach of statutory duty, misrepresentation or for any other reason) for any indirect, consequential or special loss or damages including (a) loss of profits; (b) loss of sales; (c) loss of revenue; (d) loss of or damage to any software or data (e) loss of or damage to any hardware or software; (f) loss of management or staff time; or (g) loss of goodwill.
9.3.We shall not incur any liability if and to the extent that the Services are interrupted or the confidentiality of any data belonging to you is not maintained.
9.4.Neither we nor the Network Service Supplier shall be liable for unauthorized access to our oi your transmission facilities or equipment or for unauthorized access to or alteration, theft, damage or destruction of your data files, programmes, procedures or information, or any other IP Rights regardless of whether resulting from our or its Network Service Supplier’s negligence or by accident.
10.Termination
10.1.Subject as provided below, this Schedule shall continue until either party terminates the Agreement in accordance with clause 8.
10.2.On termination of this Agreement, we shall cease providing the IT Services and you shall immediately (i) pay to us any outstanding charges, fees and expenses due from you and (ii) return to us all of the property belonging to us.
10.3.Notwithstanding any other rights which we might have, if you breach the terms of this Schedule, we may suspend or terminate performance of any of our obligations or the exercise of any of your rights under this Schedule. Any suspension shall be effective until you remedy the breach to our reasonable satisfaction.
10.4.Termination of this Agreement shall not affect any accrued or other rights which might be available to us or you whether under this Schedule or otherwise.
10.5.Upon the expiration or termination of this Agreement or the obligations in this Schedule, you shall relinquish any IP addresses or address blocks assigned to you by us or the Network Services Supplier and we may, at any time following such expiration or termination require you to collect Licensee’s Equipment which we may remove from the IT Environment.

Addendum To Terms and Conditions
Addendum to the terms and conditions between The Office Group and Compass Pathways Limited . These additional Terms and Conditions between The Office Group (The Licensor) and Compass Pathways Limited (The Licensee) will supersede any terms conditions laid out on page 3, 4 and 5 of the licence agreement in the event of a conflict.
Clause 2.5.6. The Office Group agree to are moving costs and agree any alternative space Compass Pathways Limited are asked to move to will be ‘equal or better than’ their initial space. The Office Group Limited to not agree to cover any losses.
Clause 10.2. will be changed to reflect - ‘neither party shall be liable to the other party...’
Clause 11 will be changed to reflect that Force Majeure should apply to both parties